EXHIBIT 16.1




November 13, 2003

Securities and Exchange Commission
450 Fifth Street, NW

Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 12, 2003 of SmartServ Online, Inc. and are in agreement with the statements contained in the first sentence in the first paragraph and the entire second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                   /s/ERNST & YOUNG LLP